(..continued)




                                             -4-




Mr. John N. Hatsopoulos
3 Woodcock Lane
Lincoln, MA  01733

Dear John:


        This letter (the "Agreement") confirms our agreement regarding termination of your consulting services with Thermo Electron Corporation (the "Company"). This Agreement shall be effective as of February 21, 2000 (the "Effective Date"). This Agreement replaces and supersedes any and all prior agreements between you and the Company regarding the engagement of you for your services by the Company, whether written or oral, formal or informal, including without limitation that certain letter agreement by and between you and the Company dated September 15, 1998 relating to your retirement and engagement as a consultant (the "Consulting Agreement"), which such Consulting Agreement shall be, as of the Effective Date terminated and of no further force or effect.

        In exchange for the mutual covenants set forth in this Agreement, including without limitation, your execution of the General Release of all Claims attached and incorporated herein as Exhibit 1, the Company agrees to the following:


        1. Termination of Consulting Agreement. By mutual agreement the Consulting Agreement will terminate as of the Effective Date. As of that date you shall have no further obligation or right to render any services to the Company of any kind, including but not limited to consulting services, investment management services or any other type of services.

        2.     Lump Sum Payment and Stock Options.

        (a) As of the Effective Date, the Company shall deem the amount of compensation owed to you from the Effective Date through December 31, 2003 under the Consulting Agreement as fully earned and payable to you in a single lump sum payment of $1,958,333.40 (minus any applicable federal, state and local taxes and other withholdings) as soon as reasonably practicable following the Effective Date.

        (b) If an option is (i) Vested (i.e., the underlying shares are not subject to repurchase by the Company or its subsidiaries, as applicable) and (ii) in the money, it shall be exercisable from the Effective Date until May 21, 2000 or February 21, 2002, as indicated on Exhibit 2 (attached and incorporated herein).

        (c) Notwithstanding the terms of any stock option plan or agreement pursuant to which such options were granted and regardless of the fact that you are no longer a director of the Company or any of its subsidiaries, the following terms and conditions shall apply to the stock options previously granted to you that are, as of the Effective Date, either not Vested (i.e., the underlying shares are subject to repurchase rights by the Company or its subsidiaries, as applicable) or not "in the money:"

           (i) The resale restrictions and the Company's or it subsidiaries' repurchase rights with respect to such options shall continue to ratably lapse in accordance with their original terms through the earlier of (A) the original expiration date of such option or (B) December 31, 2003; provided that, the Company shall waive the resale restrictions to the extent necessary to allow you to realize sufficient proceeds from such sale to pay state and federal income taxes resulting from such sale and from exercise of the option by which the stock was acquired.

           (ii) Any option that is, under its original terms, exercisable on December 31, 2003 shall thereafter remain exercisable until April 1, 2004.

           (iii) Any option or portion of an option that is, under its original terms, scheduled to Vest after December 31, 2003 is hereby forfeited, unless there occurs on or before that date a change of control (as defined by the terms of the original option) that would have accelerated the Vesting under its original terms, in which event the option shall be exercisable on or before April 1, 2004 to the extent its Vesting has been so accelerated.

        The options described in this subparagraph (c) are identified on Exhibit 3 (attached and incorporated herein).

        3. Resignation from the Board. Effective as of the Effective Date, you hereby resign as a member of the Company's Board of Directors, and the Boards of Directors of its subsidiaries, as the case may be.

        4. Health Insurance. At its cost, the Company will continue to provide, or use its best efforts to obtain for you, through December 31, 2003, group health and dental insurance coverage for you and your eligible dependents substantially the same as group health and dental coverage currently provided to you by the Company. If the provision of such insurance coverage provides taxable income to you, the Company will pay you such additional amount as will, net of tax on such amount, equal taxes on the taxable income so created.

        5. Return of Company Property; Support Services and Reimbursement. On or about March 5, 2000, you will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, including, without limitation, Company credit cards and files. The Company shall, until December 31, 2003, continue to provide you with (i) an office situated in an office building that is located in a suburb west of Boston with occupancy rates similar to your current office space; (ii) communications and office equipment and services similar to those it now provides to you; provided that, your personal computer will not be linked to any Thermo Electron computer network;
(iii) fully operational Bloomberg terminal and service; (iv) full-time services of your present secretary or, if she is unable or unwilling to continue as such, the Company shall use its best efforts to secure for you a full-time secretary of substantially similar experience; (v) the newspapers and periodicals that you now receive; and (vi) a non-accountable allowance for your travel and other expenses of $100,000 per year payable $25,000 quarterly in arrears (prorated for any fraction of a quarter).

        6. Taxes. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

        7. Restriction on Purchase or Sale of Common Stock. You understand that you will continue to be a "Reporting Person" for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder for a period of six months following the Effective Date and that you are required to preclear transactions in the Company and its subsidiaries' securities with the Company's Stock Transaction Coordinator, Ms. Pauline I. Northern. You are also reminded that you will remain subject to insider trading regulations under federal securities law. You are urged to contact the Corporate Secretary of the Company, Ms. Sandra L. Lambert, should you have any questions regarding compliance with the insider trading regulations under the federal securities laws.

        8. Confidentiality of this Agreement. You agree that all information relating in any way to the subject matter of this Agreement, including the terms of this Agreement, shall be held confidential by you and shall not be publicized or disclosed by you to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency, except as mandated by state or federal law.

        9. Company Information and Invention Agreement. You agree to abide by and comply with the terms of the Thermo Electron Corporation Information and Invention Agreement executed by you, a copy of which is attached and incorporated herein as Exhibit 4.

        10. Non-Disparagement. You agree that you will be supportive in your public statements about the Company and its subsidiaries and affiliates and that you will not disparage the Company or its subsidiaries or affiliates, or any of the people or organizations connected with them, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the reputation of the Company and its subsidiaries and affiliates and any of the organizations or people connected with them. The Company agrees that it will cause the officers of the Company and its subsidiaries not to disparage you or otherwise do or say anything that harms your reputation and that the Company shall be solely responsible for any breach of the provisions contained in this
Section 10 by any such officers. Should any party violate the requirements of this provision, any non-breaching party shall be relieved of the requirements of this provision to the extent necessary to respond to statements made by the breaching party. Nothing in this provision shall prevent the parties from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings, (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

        11. Company's Relief on Breach. You agree that your knowing and material breach of the terms of this Agreement, including but not limited to a knowing and material breach of either Paragraph 8, 9 or 10, shall, notwithstanding anything contained herein to the contrary, (i) cause all Vested options listed on Exhibits 2 and 3 hereof to terminate and be immediately canceled 90 days after the date the Company notifies you of the breach and you will have no further rights with respect to such options if you do not exercise such options within such 90 day period, (ii) cause all options which are not Vested listed on
Exhibit 3 to be canceled and forfeited as of such date and (iii) immediately terminate the Company's obligations set forth in the last sentence of Paragraph
5. It is understood that the foregoing relief will be in addition to any other legal or equitable remedy available to the Company, including without limitation the right to specific performance and injunctive relief.

        12. Indemnification Agreement. Notwithstanding anything contained herein to the contrary, the Thermo Electron Corporation Amended and Restated Indemnification Agreement, effective as of October 13, 1999 (the
"Indemnification Agreement"), by and between the Company and you and attached and incorporated herein as Exhibit 5 shall remain in full force and effect, and in accordance with its terms.

        13. Cooperation. You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your past employment or consulting engagement, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, subject to applicable privileges.

        14. Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

        15. Entire Agreement. This Agreement contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your relationship with the Company, including but not limited to the Consulting Agreement.

        16. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

        17. Successors and Assigns. No party hereto may assign any of its rights under this Agreement without the prior written consent of the other party. This Agreement is binding on each of the parties' permitted assigns, successors in interest, heirs, administrators and executors.

        18. Voluntary Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. Upon the execution of this Agreement, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above, as of the Effective Date.

        19. Document Under Seal. This Agreement is intended to be signed as an instrument under seal as of the Effective Date.


                                            THERMO ELECTRON CORPORATION

                                            -----------------------------------
                                            By:  Richard Syron
                                            Title:  CEO and President


Accepted and Agreed to:


--------------------------------
John N. Hatsopoulos